UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2015

THESTREET, INC.

(Exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-25779 (Commission File Number)	06-1515824 (IRS Employer Identification No.)

14 WALL STREET, 15TH FLOOR

NEW YORK, NEW YORK 10005

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (212) 321-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2015, Erwin Eichmann, Chief Business Officer of TheStreet, Inc. (the “Company”) and the Company mutually agreed to terminate his employment with the Company so that Mr. Eichmann could pursue other business opportunities. In connection with his resignation, the Company will enter into a Separation Agreement and Release of All Claims (the “Agreement”) with Mr. Eichmann setting forth the terms and conditions of Mr. Eichmann’s transition services and departure from the Company. The Agreement contemplates that Mr. Eichmann will cease to be an officer effective as of December 16, 2015 but will continue as a non-executive employee of the Company until December 31, 2015 (the “Separation Date”). Following the Separation Date, he will provide transition services as a consultant through March 31, 2016.  Mr. Eichmann will continue to receive his current base salary and benefits through the Separation Date and commencing on January 1, 2016 will become a consultant to the Company at a rate of $18,333 per month, payable in arrears. In addition, all equity awards previously issued to Mr. Eichmann that currently are unvested and unexercisable shall become vested and exercisable.

The Agreement further provides that Mr. Eichmann will receive an amount equal to the quarterly bonus he would have received for the fourth quarter of calendar year 2015, as well as the annual holdback amount that is paid as an annual bonus, in each case based on actual performance, at the time bonuses are paid to other executives of the Company. As provided in the Agreement, Mr. Eichmann will also be entitled to receive the benefits set forth in his existing severance agreement with the Company, subject to the terms of such severance agreement, in exchange for his general release of claims in favor of the Company.

On December 16, 2015, the Company’s Board of Directors appointed Lawrence S. Kramer as Non-Executive Chairman of the Board, effective immediately. In addition to his current compensation as an independent director of the Board, effective January 1, 2016, Mr. Kramer will receive a cash retainer of $20,000 per year for his services as Non-Executive Chairman, payable quarterly in arrears, as well as an annual equity grant after the first business day of each year consisting of a restricted stock unit with a value of $40,000 which shall vest on the first business day of the following year, in each case subject to his continued service as Non-Executive Chairman.

Additionally, on December 16, 2015, the Compensation Committee of the Company’s Board of Directors approved the amendment and restatement of the Severance Agreement of Elisabeth DeMarse, the Company’s President and Chief Executive Officer. The amendment provides that if the Company (or any successor) terminates Ms. DeMarse’s employment without cause and she executes a release in the form attached to the amended agreement, she will be entitled to receive (i) a lump-sum payment equal to twenty-four months of her base salary (at the annual rate in effect as of the time of termination, but not less than $480,000) and (ii) a lump sum payment equal to her base salary (at the annual rate in effect as of the time of termination, but not less than $480,000), multiplied by thirty percent. Prior to the amendment, the severance amount was twelve months of Ms. DeMarse’s base salary. Ms. DeMarse also remains entitled to receive up to eighteen months of COBRA premiums and to the vesting of certain equity awards, in each case consistent with her original Severance Agreement, in the event of a termination without cause. Ms. DeMarse’s right to the severance benefits remains subject to her compliance with certain restrictive covenants set forth in the Severance Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THESTREET, INC. (Registrant)

Date: December 22, 2015
By: /s/ Vanessa J. Soman
Vanessa J. Soman
General Counsel